Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-167458

September 11, 2012

PUBLIC STORAGE

18,000,000 DEPOSITARY SHARES

EACH REPRESENTING 1/1000 OF A 5.375% CUMULATIVE

PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES V

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 5.375%

Cumulative Preferred Share of Beneficial Interest, Series V

Size:	18,000,000 depositary shares

Over-allotment Option:	2,700,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $450,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $10,343,753.44 total; and $0.50 per share for Institutional Orders; $2,432,537.50 total

Proceeds to the Company, before expenses:	$437,223,709.06 total (not including the over-allotment option)

Use of Proceeds:	We expect to use a portion of the net proceeds to redeem depositary shares representing interests in our 6.45% Cumulative Preferred Shares, Series F at $25.00 per share, for a total redemption price of approximately $247.3 million, plus the accrued and unpaid dividends, and to redeem depositary shares representing interests in our 6.45% Cumulative Preferred Shares, Series X at $25.00 per share, for a total redemption price of approximately $120.0 million, plus the accrued and unpaid dividends. We expect to also use the net proceeds from this offering to make investments in self-storage facilities and in entities that own self-storage facilities, to redeem other preferred securities and for other general corporate purposes.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:	RBC Capital Markets, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,050,000
Morgan Stanley & Co. LLC	4,050,000
UBS Securities LLC	4,050,000
Wells Fargo Securities, LLC	4,050,000
RBC Capital Markets, LLC	360,000
J.P. Morgan Securities LLC	90,000
BNY Mellon Capital Markets, LLC	90,000
Credit Suisse Securities (USA) LLC	90,000
Deutsche Bank Securities Inc.	90,000
Janney Montgomery Scott LLC	90,000
Oppenheimer & Co. Inc.	90,000
Raymond James & Associates, Inc.	90,000
Robert W. Baird & Co. Incorporated	90,000
Wedbush Securities Inc.	90,000
Ameriprise Financial Services, Inc.	45,000
B.C. Ziegler and Company	45,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	45,000
C.L. King & Associates, Inc.	45,000
D.A. Davidson & Co.	45,000
Davenport & Company LLC	45,000
HRC Investment Services, Inc.	45,000
J.J.B. Hilliard, W.L. Lyons, LLC	45,000
Keefe, Bruyette & Woods, Inc.	45,000
KeyBanc Capital Markets Inc.	45,000
Southwest Securities, Inc.	45,000
Sterne, Agee & Leach, Inc.	45,000
Stifel, Nicolaus & Company, Incorporated	45,000
William Blair & Company, LLC	45,000

Distribution Rights:	5.375% of the liquidation preference per annum; Distributions begin on December 31, 2012 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after September 20, 2017, except in order to preserve our status as a real estate investment trust.

Trade Date:	September 11, 2012

Settlement Date:	September 20, 2012 (T+7)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W 800

ISIN Number:	US74460W8001

Change to the “Prospectus Supplement Summary—Recent Developments” section in the Preliminary Prospectus Supplement:

The following paragraph is added under the heading “Prospectus Supplement Summary – Recent Developments” in the Preliminary Prospectus Supplement:

On September 11, 2012, we announced we are calling for redemption all of our outstanding 6.45% Cumulative Preferred Shares, Series X. The redemption will occur on October 15, 2012. The aggregate redemption amount to be paid to all holders of the depositary shares, before payment of accrued dividends, is approximately $120.0 million.

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (iv) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

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